Exhibit 10.23

One Kendall Square, Suite B14202, Cambridge MA 02139 USA

By Electronic Mail

April 15, 2015 (as revised May 15, 2015 and sent by electronic mail c/o James Conroy, Esq.)

Michael R. Jirousek

285 Third Street

Apartment 404

Cambridge, MA 02142

Dear Michael:

This letter confirms our agreement with respect to your transition and separation from employment with Catabasis Pharmaceuticals, Inc. (the “Company”). Provided that you sign and return this letter agreement to me on or before May 18, 2015 and do not revoke your acceptance, and provided further that you sign and return the Additional Release of Claims attached hereto as Attachment A (the “Additional Release”) on your last day of employment, which the Company will provide to you in final form on or before that day, and do not revoke the Additional Release, you will have the opportunity to remain an employee of the Company for a Transition Period pursuant to the terms and conditions set forth in paragraph 1 below, and you will be eligible to receive the Severance Benefits (as defined below) set forth in paragraph 2 below.

By timely signing, returning and not revoking this letter agreement and the Additional Release, you will be entering into binding agreements with the Company and will be agreeing to the terms and conditions set forth herein and therein. Therefore, you are advised to consult with an attorney before signing this letter agreement and the Additional Release, and you are being given at least twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing by the close of the seventh (7th) day. You may similarly revoke your acceptance of the Additional Release during the seven (7) day period after you have signed it by notifying me in writing by the close of the seventh (7th) day. If you do not so revoke, each of this letter agreement and the Additional Release will become a binding agreement between you and the Company upon the expiration of its respective seven day revocation period.

If you choose not to sign and return this letter agreement by May 18, 2015, your employment will end effective as of that date, and you will be eligible to receive only those severance benefits set forth in the Amended and Restated Employment Agreement dated as of April 7, 2010 between you and the Company (the “Employment Agreement”) (the “Old Benefits”) in accordance with the terms of the Employment Agreement. If you timely sign this letter agreement, but revoke it during the applicable revocation period, your employment will end on the date of any such revocation, and you will be eligible to receive only the Old Benefits in accordance with the terms of the Employment Agreement. In addition, if you timely enter into this letter agreement but your employment is terminated for Cause (as defined below), or if you fail to timely sign and return the Additional Release, and/or you revoke your acceptance of the Additional Release, you will not be eligible to receive any severance benefits from the

Company. Regardless of entering into this letter agreement or the Additional Release, you will receive, within thirty (30) days following the termination of your employment, any base salary earned but not paid through the date of termination and any vacation time accrued but not used to that date, as well as any bonus which may have been earned and specifically awarded to you but not yet paid as of the date of termination of your employment. You will also be reimbursed for any business expenses incurred by you but unreimbursed on the date of termination, provided that you have submitted such expenses and documentation required in accordance with Company policy within sixty (60) days following the date of termination.

The following numbered paragraphs set forth our agreement:

1.                                      Separation Date; Transition Period, SAB Appointment — Except as set forth below, should you timely enter into this letter agreement, your effective date of separation from employment with the Company will be September 30, 2015 or such later date as you and the Company may mutually agree upon in writing (as applicable, the “Separation Date”). The period between the date of this letter agreement and the Separation Date will be a transition period (the “Transition Period”), during which you will remain an employee of the Company and retain the title of Chief Scientific Officer, reporting to me, but will no longer supervise the employees who previously reported to you. During the Transition Period, your duties and responsibilities will consist of you using your best efforts to professionally, timely and cooperatively perform such transition duties as may reasonably be requested by and at the direction of the Company (which shall include, but not be limited to, those duties set forth on Attachment B) (collectively, the “Transition Duties”). During the Transition Period you will continue to receive your current salary and to participate in the Company’s benefit plans (pursuant to the terms and conditions of such plans), but you may use reasonable amounts of time during the Company’s regular business hours to search for new employment. During the Transition Period, the Company will also work with you on the timing and contents of a mutually acceptable notice of departure, in which you may convey that you have decided to leave the Company to pursue other interests or opportunities. As of October 1, 2015, the Company will appoint you as a member of its Scientific Advisory Board (“SAB”) for a term ending on September 30, 2016. Notwithstanding any of the foregoing, however, the Company retains the right to immediately terminate your employment prior to the Separation Date either (1) for “Cause”, which for purposes of this letter agreement shall be defined as (a) a reasonable and good faith determination by the Company that you engaged in fraud or embezzlement, or an act of deliberate gross misconduct that results or resulted in a material adverse effect on the Company, or (b) your conviction or entry of a pleading of guilty or nolo contendere to any crime involving moral turpitude or any felony; or (2) because the Company determines that you have failed to perform your duties during the Transition Period in a professional, timely and cooperative manner, or that it needs to implement cost controls. In the event the Company terminates your employment for Cause or you breach this Agreement by resigning before September 30, 2015, you will not be eligible to receive the Severance Benefits, nor will you receive any further salary payments, benefits, or other compensation from the Company following your last day of employment, nor will you be appointed to the SAB. In the event the Company terminates your employment based on its determination that you failed to perform your duties in a professional, timely or cooperative manner, or that it needs to implement cost controls, the Company will treat your termination as involuntary and (x) you will remain eligible to receive the Severance Benefits, but you will not receive any further salary payments, benefits, or other compensation from the Company following your last day of employment, and (y) on or before your last day of employment you will be appointed to the SAB for a term ending on September 30, 2016.

2.                                      Severance Benefits — Provided you (a) timely sign, return and do not revoke this letter agreement, and comply with all of its provisions, and (b) timely sign, return, and do not revoke the Additional Release (allowing it to become irrevocable at the end of the seven (7) day revocation period described above), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) The Company will provide you with severance pay in the form of monthly salary continuation payments at your current base salary rate (less all applicable taxes and withholdings) during the period beginning on the first regular payroll date that occurs fifteen (15) days following the date the Additional Release becomes effective and enforceable (unless delayed as provided in the last paragraph of this Section 2) and ending on the date that is the earlier of (x) twelve (12) months thereafter, or (y) sixty (60) days following your commencement of employment substantially similar to your employment by the Company immediately prior to entering this letter agreement (based on responsibility, reporting and compensation)(as applicable, the “Severance Period). You agree that you shall promptly notify the Company of the date of commencement of any new employment should you commence such employment during the Severance Period. For the avoidance of doubt, part time consulting for parties unrelated to the Company will not affect your salary continuation payments.

(b) The Company will provide you, within fifteen (15) days following the date the Additional Release becomes effective and enforceable (unless delayed as provided in the last paragraph of this Section 2), a payment equal to fifty percent (50%) of the average annual bonuses paid to you in the three (3) calendar years preceding the calendar year in which your date of termination occurs, prorated by multiplying such amount by a fraction, the numerator of which is the number of days in the calendar year in which your termination occurs that have elapsed since January 1 through such date and the denominator of which is 365. Such payment will be made in one (1) lump sum, less all applicable taxes and withholdings.

(c) Should you be eligible for and timely elect to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, for the period beginning fifteen (15) days following the date the Additional Release becomes effective and enforceable and ending on the earlier of (x) twelve (12) months thereafter, or (y) the date that you become eligible to enroll in the health (or, if applicable, dental) plan of a new employer (as applicable, the “COBRA Contribution Period”), pay on your behalf the full premium cost for such coverage. You agree that you shall promptly notify the Company of the date on which you become eligible to receive coverage from a new employer hereunder.

Other than the Severance Benefits, you will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following your last day of employment, other than continued vesting of stock options as a member of the SAB. The payment of the Severance Benefits shall be subject to the terms and conditions set forth in Section 12 of the Employment Agreement (Compliance with Section 409A). The parties agree that your ceasing to be employed at the Separation Date (other than for Cause), your termination by the Company without Cause at that or an earlier date, or your termination as described in the last sentence of

Section 1 would be, under the facts and circumstances, an “involuntary termination” as defined in Section 409A.

3.                                      Employee Release — In exchange for the consideration set forth herein, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11l, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, any claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding and agree that if any such complaint, charge, or proceeding is filed on your behalf, you shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith); and provided further, however, that notwithstanding anything above, nothing in this release affects or releases your rights under or claims related to this letter agreement, nor any future rights you have or may have as a stockholder of the Company or to vested pension or 401(K) benefits, or vested equity rights, or continued vesting of equity rights while you remain an employee of the Company or a member of the SAB. Further, nothing herein shall be construed as a release of any rights or claims you may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between you and the Company (and/or otherwise under law) for indemnification as an officer of the Company for your service to the Company (recognizing that such indemnification is not guaranteed by this letter agreement and shall be governed by the instrument or law, if any, providing for such indemnification).

4.                                      Company Release — In consideration of you entering into this letter agreement, the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that it ever had or now has against you, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company; provided, however, that notwithstanding anything above, nothing in this release (a) releases you from your continuing obligations as set forth in paragraph 5 below, (b) affects or releases the Company’s rights under or claims related to this letter agreement, or (c) releases you from any claims for fraud or embezzlement, or from any civil claims based on any acts and/or omissions that satisfy the elements of a criminal offense, or from any claims arising out of any deliberate misconduct by you that resulted in material injury to the Company (provided, however, that the Company hereby represents that it knows of no such claims).

5.                                      Continuing Obligations — You acknowledge and reaffirm your obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. You further acknowledge and reaffirm your obligations set forth in the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement that you previously executed in connection with your employment, which remain in full force and effect. The Company acknowledges that it is solely responsible for determining any need for any regulatory filings or amendments to existing regulatory filings concerning or arising out of the termination of your employment or any other provisions of this letter agreement. Notwithstanding the foregoing, you acknowledge that you have responsibility for compliance with your obligations, if any, as a “reporting person” under Section 16 of the Securities Exchange Act of 1934. In the event that Company undertakes and successfully completes an initial public offering of its Common Stock, the Company expects that it will file a registration statement on Form S-8 to register the shares of Common Stock issued to employees upon exercise of stock options and other compensatory awards granted under the Company’s equity compensation plans. You acknowledge that you have entered into a lock-up agreement with certain underwriters and you will remain subject to the terms of that lock-up agreement.

6.                                      Non-Disparagement — You understand and agree that, to the extent permitted by law, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition; provided, however, that nothing herein shall be construed as preventing you from making truthful disclosures to any governmental entity or in any litigation or arbitration. The Company agrees that it will instruct Jill Milne, Ian Sanderson, the members of its Board of Directors, and its officers and employees with knowledge of this letter agreement to refrain from, in public or private, making any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company about you; provided, however, that nothing herein shall be construed as requiring the Company to instruct any person not to make truthful disclosures to any governmental entity or in any litigation or arbitration.

7.                                      Return of Property — You confirm that you will, on the Separation Date or earlier if requested by the Company, return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, etc.), Company identification and any other Company-owned property in your possession or control and will leave intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment. You further confirm that you will, on the Separation Date or earlier if requested by the Company, cancel all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

8.                                      Cooperation — You agree to cooperate fully with the Company, to the extent permitted by law, in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against the Company by any third party or by or on behalf of the Company against any third party. You agree that your full cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company. You agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company. You shall be entitled to receive reimbursement of all reasonable out of pocket expenses incurred by you in cooperating hereunder, including expenses related to travel and other expenses while away from home, plus an hourly fee in the amount of your currently weekly base salary, divided by forty (40), provided, however, that the Company will not pay you any fee for time spent providing testimony in any arbitration, trial, administrative hearing or other proceeding.

9.                                      Confidentiality — You understand and agree that, to the extent permitted by law, the terms and contents of this letter agreement and Additional Release, and the contents of the negotiations and discussions resulting in this letter agreement and Additional Release, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent agreed to in writing by the Company. The Company likewise agrees that, to the extent permitted by law, the terms and contents of this letter agreement and Additional Release, and the contents of the negotiations and discussions resulting in this letter Agreement and Additional Release, shall be maintained as confidential by the Company and its agents and representatives and shall not be disclosed except to the extent agreed to in writing by you or as the Company believes in good faith to be reasonably necessary for a legitimate business purpose.

10.                               Amendment — This letter agreement and the Additional Release shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement and the Additional Release are binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

11.                               Waiver of Rights — No delay or omission by you or the Company in exercising any right under this letter agreement or the Additional Release shall operate as a waiver of that or any other right. A waiver or consent given by you or the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.                               Validity — Should any provision of this letter agreement or the Additional Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement or the Additional Release.

13.                               Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement and the Additional Release, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement and the Additional Release. You acknowledge and agree that the changes made to the original April 15, 2015 letter agreement and reflected herein were made at your request and that, whether material or immaterial, such changes did not re-start the twenty-one day consideration periods. You understand that you may revoke each of this letter agreement and the Additional Release, respectively, for a period of seven (7) days after signing it by notifying me in writing, and neither this letter agreement nor the Additional Release shall be effective or enforceable until the expiration of its applicable seven (7) day period. You understand and agree that by entering into this letter agreement and the Additional Release you are waiving any and all rights or claims you may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

14.                               Nature of Agreement — Nothing in this letter agreement or the Additional Release constitutes an admission of liability or wrongdoing on the part of the Company or you.

15.                               Voluntary Assent — Both parties to this letter agreement affirm that no other promises or agreements of any kind have been made to or with them by any person or entity whatsoever to cause them to sign this letter agreement or the Additional Release, and that they fully understand the meaning and intent of this letter agreement and the Additional Release. The parties state and represent that they have had an opportunity to fully discuss and review the terms of this letter agreement and the Additional Release with an attorney. The parties further state and represent that they have carefully read this letter agreement and the Additional Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign their names of their own free acts.

16.                               Applicable Law — This letter agreement and the Additional Release shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement and the Additional Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the Additional Release or the subject matter thereof.

17.                               Entire Agreement — This letter agreement and the Additional Release, upon its effective date, contain and constitute the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company, and cancel all previous oral and written negotiations, agreements, commitments and writings in connection therewith , including, without limitation, the Employment Agreement, which shall be null and void upon the date this letter agreement becomes effective and enforceable, except as explicitly set forth in paragraph 2 above. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 5 above or the agreements referenced therein.

18.                               Tax Provision — In connection with the Severance Benefits to be provided to you pursuant to this letter agreement and the Additional Release, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law, except such taxes for which the Company is directly responsible by law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of the Severance Benefits.

If you have any questions about the matters covered in this letter agreement or the Additional Release, please call me.

Very truly yours,

By:	/s/ Jill C. Milne
Jill C. Milne
Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement if I do not revoke my acceptance within seven (7) days. I further understand that the Severance Benefits referenced in paragraph 2 are conditioned upon my timely execution, return and non-revocation of the Additional Release.

/s/ Michael R. Jirousek	Date	05/18/2015
Michael R. Jirousek

To be returned in a timely manner as set forth on the first page of this letter agreement.

ATTACHMENT A

ADDITIONAL RELEASE OF CLAIMS

1.                                      Employee Release — In consideration of the Severance Benefits referenced in the letter agreement to which this Additional Release of Claims (the “Additional Release) is attached, which you (Michael R. Jirousek) acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company (Catabasis Pharmaceuticals, Inc.), its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of its and their respective past and present officers, directors, stockholders, investors, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, any claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Additional Release prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding and agree that if any such complaint, charge, or proceeding is filed on your behalf, you shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith); and provided further, however, that notwithstanding anything above, nothing in this release affects or releases your rights under or claims related to the letter agreement or this Additional Release, nor any future rights you have or may have as a stockholder of the Company or to vested pension or 401(K) benefits, or vested equity rights, or continued vesting of equity rights while you remain a member of the SAB. Further, nothing herein shall be construed as a release of any rights or claims you may have under the Company’s certificate of incorporation, by-laws, insurance and/or any indemnification agreement between you and the Company (and/or otherwise under law ) for indemnification as an officer of the Company for your service to the Company (recognizing that such indemnification is not guaranteed by this letter agreement and shall be governed by the instrument or law, if any, providing for such indemnification).

2.                                      Company Release — In consideration of your entering into this Additional Release, the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that it ever had or now has against you, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company; provided, however, that notwithstanding anything above, nothing in this release (a) releases you from your continuing obligations as set forth in paragraph 5 of the letter agreement, (b) affects or releases the Company’s rights under or claims related to the letter agreement and/or to this Additional Release, or (c) releases you from any claims for fraud or embezzlement, or from any civil claims based on any acts and/or omissions that satisfy the elements of a criminal offense, or from any claims arising out of any deliberate misconduct by you that resulted in material injury to the Company.

3.                                      Business Expenses and Final Compensation — You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation is owed to you except as provided in the letter agreement.

4.                                      Return of Company Property — You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, etc.), Company identification and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

5.                                      Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this Additional Release, and that the Company has advised you in writing to consult with an attorney of your own choosing prior to signing this Additional Release. You understand that you may revoke this Additional Release for a period of seven (7) days after you sign it by notifying Jill C. Milne in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this Additional Release, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

6.                                      Voluntary Assent — Both parties to this Additional Release affirm that no other promises or agreements of any kind have been made to or with them by any person or entity whatsoever to cause them to sign this Additional Release, and that they fully understand the meaning and intent of this Additional Release. The parties state and represent that they have had an opportunity to fully discuss and review the terms of this Additional Release with an attorney. The parties further state and represent that they have carefully read this Additional Release, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign their names of their own free acts.

By:
Jill C. Milne
Chief Executive Officer

I hereby provide this Additional Release as of the date below and acknowledge that the execution of this Additional Release is in further consideration of the Severance Benefits, to which I acknowledge I would not be entitled if I did not enter into this Additional Release. I intend that this Additional Release become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

Michael R. Jirousek	Date

To be signed and returned on, but not before, your last day of employment.

ATTACHMENT B

Non-Exclusive List of Transition Duties

•                       Participate in development and implementation of corporate and R&D strategy

•       Active member of leadership team at Catabasis (SMT, ELT member)

•                       R&D

•       Assist in developing vision and strategy for R&D

•       Participate in program meetings and functional meetings as requested

•       Co-Lead and actively participate in quarterly program reviews (Hub Meetings)

•       Assist in developing KOL network, SAB and advisory boards

•       Participate in SAB, advisory and KOL meetings

•                       IP

•       Advise on strategy and management of current and future IP portfolio

•                       Regulatory

•       Advise on strategy and management of regulatory function

•       Review and provide feedback on regulatory documents

•       Help recruit head of regulatory and actively participate in the transition process

•                       Business Development

•       Participate in preparation for business development interactions

•       Participate in meetings with potential partners as needed

•       Participate in diligence processes

•                       Scientific Publications and Conferences

•       Participate in development and implementation of publication strategy

•       Author and submit review article on technology platform

•       Review and edit other manuscripts

•       Represent company at scientific conferences as attendee, KOL, and/or presenter